Exhibit 99.1

TRANSACTION SYSTEMS ARCHITECTS INC 120 BROADWAY, SUITE 3350 NEW YORK, NEW YORK 10271 646.348.6700 FAX 212.479.4000	News Release

For more information contact:

William J. Hoelting

Vice President, Investor Relations

402.390.8990

FOR IMMEDIATE RELEASE

Transaction Systems Architects Reports Preliminary Fourth-Quarter and

Fiscal Year-End Results

	Preliminary Financial Results						Guidance
	Q4 2006	Better / (Worse) Q4 2005	Better / (Worse) Q4 2005	Fiscal 2006	Better / (Worse) Fiscal 2005	Better / (Worse) Fiscal 2005	Current Fiscal Year 2007	Updated Fiscal Year 2007
Revenue ($ MM)	$88.5	$9.5	12%	$348.1	$35.2	11%	$431 to $443	$430 to $442

GAAP EPS (diluted)	$0.06	$(0.18)	(75)%	$1.46	$0.34	30%	$1.49 to $1.64	$1.46 to $1.61

(NEW YORK — November 14, 2006) — Transaction Systems Architects, Inc. (Nasdaq:TSAI) today announced, on a preliminary basis, revenue of $88.5 million for the quarter ended September 30, 2006, and diluted earnings per share on a GAAP basis of $0.06. For the fiscal year ended September 30, 2006, the Company had revenue of $348.1 million and diluted earnings per share on a GAAP basis of $1.46. Earnings per share for fiscal 2006 were positively impacted by $0.46 per share due to tax-related items in the first and third quarters, and were negatively impacted by special charges in the fourth quarter for investment and globalization of $0.10 per share and by the settlement of a class-action lawsuit of $0.14 per share. All results discussed in this press release are preliminary and subject to change pending the outcome of the

Company’s previously disclosed review of historical options granting practices and year-end audit.

“In what was clearly a transitional year for the Company, we ended on a good note,” said Philip G. Heasley, TSA’s CEO. “We had a good contracting quarter, which was reflected in our above-plan commission expense and our backlogs. We had significant wins for BASE24-es, our Proactive Risk Manager fraud detection solution and our Smart Chip Manager solution in the quarter. We signed our first Wholesale Payments System contract in Europe since we re-integrated the Company under the ACI Worldwide brand, and we are seeing continued traction in Europe in the wholesale space. We also had two wins in the United Kingdom related to the new Faster Payments initiative, including a new license with Lloyds TSB.

“We believe, with the restructuring activities we executed in fiscal 2006 and the two strategic acquisitions we closed, we are now well-positioned to take advantage of the industry dynamics underway in our category. The organization has more breadth and depth and is structured to address opportunities arising from the continued growth in global electronic payment volumes, regulatory pressures on aging payments infrastructures, and the need for improved payments productivity in major banks, retailers and payment processors. We look forward to continuing to execute against our current strategic plans in fiscal 2007.”

Fourth-Quarter and Fiscal Year Financial Highlights

Revenue

Revenue was $88.5 million in the fourth quarter, a 12 percent increase over the same period last year. Revenue comprised software license fees of $42.7 million, maintenance fees of $27.7 million and services of $18.1 million. Monthly recurring revenue was $47.1 million compared to $45.0 million during the same period last year. Monthly recurring revenue consisted of monthly license fees of $16.0 million, maintenance fees of $27.7 million and services (facilities management) fees of $3.4 million. Monthly recurring revenue comprised 53 percent of total revenues in the quarter. International revenues were $56.9 million, or 64 percent of total revenues.

Revenue for fiscal 2006 was $348.1 million, an 11 percent increase over fiscal 2005. For the year, revenue comprised software license fees of $175.8 million, maintenance fees of $103.7 million and services of $68.6 million. Monthly recurring revenue was $185.6 million compared to $177.4 million last year. Monthly recurring revenue comprised 53 percent of total revenues for the year. For fiscal 2006, international revenues were $229.4 million, or 66 percent of total revenues.

Expenses

Operating expenses for the fourth quarter were $85.0 million compared to $67.9 million in the same period last year, an increase of 25 percent, and included $1.8 million related to equity-based compensation expense that has no comparable basis in the prior year. The Company incurred special operating expenses of $5.7 million in the fourth quarter related to the following:

•	The Company’s globalization initiatives (e.g., global product initiative and international office consolidations)

•	Corporate infrastructure such as the opening of the New York headquarters office

•	Divestiture of the e-Courier and WorkPoint product lines

•	Restructuring expenses primarily related to the formation of the ACI Global Solutions group

•	Above-plan sales expense due to a strong contracting quarter

In addition, fourth-quarter expenses were negatively affected by $8.5 million due to the impact of the previously announced class-action lawsuit settlement.

Operating expenses for fiscal 2006 were $293.5 million compared to $248.8 million last year, an increase of 18 percent. Major areas of expense that were incremental in fiscal 2006 compared to 2005 included:

•	A full year of expenses related to the S2 Systems acquisition - $9.9 million

•	Equity-based compensation expense - $6.0 million

•	Four months of expenses for the eps AG acquisition - $4.0 million

•	Release of previously deferred services expense - $3.6 million

•	Settlement of class-action lawsuit - $8.5 million

Operating Income

Operating income in the fourth quarter was $3.5 million with an operating margin of 3.9 percent. This compared to operating income of $11.1 million with an operating margin of 14.1 percent for the fourth quarter of fiscal 2005.

For fiscal 2006, operating income was $54.7 million with an operating margin of 15.7 percent. This compared to operating income of $64.5 million with an operating margin of 20.6 percent in fiscal 2005.

Other Income

Other income for the quarter was $1.3 million compared to $0.8 million for the same period a year ago. Other income for fiscal 2006 was $7.1 million compared to $1.7 million for fiscal 2005. The increase in other income during fiscal 2006 was due to higher interest income including interest on a tax refund, and a lower adverse impact from foreign exchange fluctuations.

Taxes

The tax provision for the quarter was $2.4 million, and the Company’s effective tax rate for the quarter was 51.3 percent. The fourth-quarter 2006 tax rate was adversely impacted by the finalization of the value of intellectual property transferred to Ireland and by the true-up of federal tax accruals as part of the year-end closing process. The tax provision for fiscal 2006 was $6.0 million. During fiscal 2006, the Company’s tax provision was positively impacted by total adjustments to tax reserve accounts in the first fiscal quarter and the release of valuation allowances related to foreign tax credits in the third fiscal quarter of approximately $17.0 million.

Net Income and Diluted Earnings per Share

Net income for the quarter was $2.3 million, or $0.06 per diluted share, compared to $9.1 million, or $0.24 per diluted share, during the same period last year, a decrease of 75 percent and 75 percent, respectively.

Net income for fiscal 2006 was $55.8 million, or $1.46 per diluted share, compared to $43.2 million, or $1.12 per diluted share for fiscal 2005. Diluted earnings per share for fiscal 2006 were positively impacted by $0.46 related to tax adjustments and negatively impacted by $0.14 from the settlement of a class-action lawsuit.

Cash and Stock Activity

The Company’s cash and cash equivalents as of September 30, 2006, were $110.1 million compared to $176.1 million in cash, cash equivalents and marketable securities at the end of the third fiscal quarter. During the fourth quarter, the Company made a cash payment of $78.5 million in conjunction with the closing of the acquisition of P&H Solutions. During the fourth quarter, the Company entered into a $150 million senior revolving credit facility. As of September 30, 2006, the Company had an outstanding balance of $75 million under the credit facility.

During the fourth quarter, the Company repurchased 448,878 shares of its common stock. Through September 30, 2006, the Company has repurchased a total of 2,684,609 shares for approximately $73.5 million. Total shares outstanding were 37.3 million as of September 30, 2006, compared to 37.4 million as of September 30, 2005.

Backlog

Backlog for the next 12 months was $291.5 million as of September 30, 2006, as compared to $258.2 million for the quarter ended June 30, 2006. In addition to increasing from organic operations, 12-month backlog increased due to the addition of $24.9 million, net of accounting adjustment of $6.2 million, from the P&H acquisition, and decreased by $1.7 million due to divestiture of e-Courier and WorkPoint product lines. The monthly recurring portion of backlog, which includes monthly license fees, maintenance fees, hosting services and facilities management fees, amounted to $214.1 million. The non-recurring portion of backlog, which totaled $77.4 million, includes other software license fees and services.

As of September 30, 2006, the Company’s 60-month backlog was $1.24 billion. For comparison purposes, as of June 30, 2006, the Company’s 60-month backlog was $1.09 billion. In addition to increasing from organic operations, 60-month backlog increased due to the addition of approximately $135 million, net of accounting adjustment of $9.7 million, from the P&H acquisition, and decreased by $8 million due to divestiture of e-Courier and WorkPoint product lines.

Channel Highlights

The Company added nine new customers during the fourth quarter and sold 33 new applications to existing customers. Another 23 customers licensed capacity upgrades valued at $100,000 or more.

Americas revenue of $46.2 million compared to $42.4 million for the fourth quarter of fiscal 2005. The Americas revenue included U.S. revenue of $31.6 million and non-U.S. revenue of $14.6 million compared to $29.8 million and $12.6 million, respectively, for the same period last year. Contracts signed in the Americas during the fourth quarter include three Proactive Risk Manager fraud detection licenses with top-25 U.S. banks, a license with a top-5 Canadian bank for the ACI Smart Chip Manager product and a new BASE24-es license with a top-25 U.S. bank. In addition, the Company signed several term extensions and capacity upgrades with customers across the region.

For fiscal 2006, Americas revenue was $180.7 million compared to $169.0 million for last year, an increase of 7 percent. U.S. revenue in fiscal 2006 was $118.8 million compared to $123.5 million for last year, a decrease of 4 percent. Americas international revenue in fiscal 2006 was $61.9 million compared to $45.5 million, an increase of 36 percent.

Revenues for the Europe/Middle East/Africa region were $31.3 million compared to $26.1 million for the same period last year. During the fourth quarter, the Company signed its first ACI Wholesale Payments System license in Europe in several years with a large financial institution in the United Kingdom. In addition, the Company licensed BASE24-es to run on IBM Series z servers with a top Spanish retailer and licensed a major international processor for BASE24-es to be run on Unix servers. The Company also signed its first two customers for the new Faster Payments initiative in the fourth quarter, including Lloyds TSB.

EMEA revenue for fiscal 2006 was $132.0 million compared to $110.2 million in 2005, an increase of 20 percent.

Asia/Pacific revenues were $11.0 million compared to $10.5 million for the fourth quarter of 2005. In the Asia/Pacific region, the Company signed a new BASE24-es license with a top bank in Malaysia and several significant capacity upgrades across the region.

Revenues for fiscal 2006 for Asia/Pacific were $35.4 million compared to $34.0 million for fiscal 2005, an increase of 4 percent.

Annual Guidance

The Company is revising its guidance for fiscal 2007 based on refinement of the accounting treatment related to the P&H acquisition. Revenue guidance for fiscal 2007 is now expected to be in the range of $430 million to $442 million, reduced by approximately $1 million due to the impact of acquisition accounting treatment of deferred P&H revenue now expected to impact fiscal 2007 instead of fiscal 2008. The total acquisition accounting treatment of deferred revenue from the P&H acquisition has not changed; however, the timing of the impact has shifted approximately $1 million from fiscal 2008 to fiscal 2007. Earnings per share guidance for fiscal 2007 is now $1.46 to $1.61 per fully diluted share, a reduction of $0.03. This reduction is primarily due to the P&H deferred revenue adjustment, a P&H obligation that when paid, will be accounted for as a fiscal 2007 expense and not part of the purchase price of P&H, and a shorter amortization period for certain intangible assets. None of these adjustments relate to the core operations of the business. Based on these refinements, the P&H acquisition is now expected to result in dilution to earnings per share of $0.17 to $0.19 during fiscal 2007. In calculating its earnings per share guidance for fiscal 2007, the Company assumes an average effective tax rate of 34 percent and 38.4 million shares outstanding. The Company’s fiscal 2007 financial guidance excludes any financial impact that may result from its options review and the costs associated with it.

The Company expects fiscal 2007 earnings per share of between $1.82 and $1.97, adjusted on a non-GAAP basis by adding expenses associated with amortization of intangible assets from acquisitions and non-cash, stock-based compensation (see Non-GAAP Financial Measure below).

Non Reliance on Prior Financial Communications

On October 27, 2006, the Company announced that its financial statements and all earnings releases and similar communications relating to financial periods since fiscal year 1995 should not be relied upon in light of the stock option review the Company has undertaken. While the review is not yet complete, the Company does not at this time believe there are any measurement date or other issues in the past five years, although there appear to be some errors in the 1995 to 2001 period, which could affect the preliminary results in this press release. The Company currently expects to complete its review prior to the filing of the Company’s Annual Report on Form 10-K for fiscal 2006. If the Company ultimately confirms that any of its historical financial statements will need to be restated, the Company will prepare and file with the SEC amendments to certain of the Company’s previous filings with the SEC to reflect any such restatement.

TSA will hold a conference call at 9:00 a.m. EST on Wednesday, November 15, 2006 (8:00 a.m. CST) to discuss results of the quarter. Interested persons may access a real-time audio broadcast of the teleconference at www.tsainc.com/investors. The web cast will be archived for 14 days after the teleconference at the same web address.

About Transaction Systems Architects, Inc.

The Company’s software facilitates electronic payments by providing consumers and companies access to their money. Its products are used to process transactions involving credit cards, debit cards, mobile commerce, smart cards, checks, high-value money transfers, bulk payment clearing and settlement, and enterprise e-infrastructure. The Company’s solutions are used in more than 1,990 product systems in 83 countries on six continents.

Non GAAP Financial Measure

This press release includes earnings per share guidance on an adjusted, non-GAAP basis. TSA is presenting this non-GAAP guidance to provide more transparency to its earnings, focusing on operations before selected non-cash items. The Company believes that providing this non-GAAP financial measure is useful to its investors as an operating measure because it excludes certain expenses and therefore provides a consistent basis for comparison of the Company’s expenses from period to period. The presentation of this non-GAAP financial measure should be considered in addition to the Company’s GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of GAAP earnings per share to non-GAAP adjusted earnings per share is below.

	FY06 Preliminary		FY07 Guidance
GAAP earnings per share	$1.46		$1.46 to $1.61**

Tax benefit (first and third quarter FY06)	(0.46)		n/a
Lawsuit settlement cost	0.14		n/a
Adjusted earnings per share after selected one-time items	$1.14		$1.46 to $1.61**

Amortization of acquisition-related intangibles	0.05		0.22
Non-cash equity-based compensation	0.11		0.14
Non-GAAP adjusted earnings per share	$1.30	*	$1.82 to $1.97**

*	FY06 Not adjusted for special expenses of $0.10 for the fourth quarter
**	Reflects P&H dilution in fiscal 2007 (detail as follows):

Projected contribution of P&H	$0.06 to $0.08
Amortization of intangible assets from P&H	($0.12) to ($0.12)
P&H non cash stock based compensation	($0.02) to ($0.02)
P&H deferred revenue impact	($0.10) to ($0.10)
Other net	($0.01) to ($0.01)

Total P&H dilution for fiscal 2007	($0.17) to ($0.19)

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as the Company “believes,” “will”, “expects,” “looks forward to,” and words and phrases of similar impact, and include but are not limited to statements regarding future operations, business strategy and business environment and specifically include amounts estimated in the 12-month and 60-month backlogs, the Company’s revenue and earnings guidance, and the Company’s long-term revenue and earnings growth objectives.

The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the:

•	Company’s expectations regarding the timing of completing the review of its historical stock option practices;

•	Expected amounts of the charges relating to the settlement of the class-action lawsuit;

•	Company’s 12-month and 60-month backlog estimates;

•	Company’s calculation of recurring and non-recurring backlog;

•	Company’s revenues and EPS estimates for fiscal 2007;

•	Company’s position to take advantage of the industry dynamics underway in its category; and

•	Company’s plan to execute against its current strategic plan in fiscal 2007.

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. These factors include, without limitation, the risk that additional information may arise from the preparation of the Company’s financial statements or other subsequent events that would require the Company to make additional adjustments than those previously disclosed. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements after the date of this release.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on December 14, 2005, the Company’s Form 10-Q filed on February 9, 2006, the Company’s Form 10-Qs filed on May 10, 2006 and August 9, 2006 and specifically the section entitled “Factors That May Affect the Company’s Future Results or the Market Price of the Company’s Common Stock.”

The risks identified in the Company’s filings with the Securities and Exchange Commission include:

•	Risks inherent in making an estimate of the Company’s 12-month and 60-month backlog which involve substantial judgment and estimates;

•	Risks associated with tax positions taken by the Company which require substantial judgment and with which taxing authorities may not agree;

•	Risks associated with litigation in the software industry regarding intellectual property rights;

•	Risks associated with the Company’s ability to protect its proprietary rights;

•	Risks associated with the Company’s concentration of business in the financial services industry;

•	Risks associated with fluctuations in quarterly operating results and resulting stock price volatility;

•	Risks associated with conducting international operations;

•	Risks regarding the Company’s new BASE24-es product;

•	Risks associated with the Company’s dependence on its BASE24 solution;

•	Risks associated with the Company’s dependence on the licensing of software products that operate on Hewlett-Packard NonStop servers;

•	Risks associated with the complexity of the Company’s software products;

•	Risks associated with the Company’s acquisition of new products and services or enhancement of existing products and services through acquisitions of other companies, product lines, technologies and personnel, or through investments in other companies;

•	Risks associated with the acquisition of S2 Systems and the integration of its operations and customers, including, without limitation, the risks described in the Company’s Form 8-K filed July 1, 2005;

•	Risks associated with the integration of its eps Electronic Payment Systems AG’s operations and customers, including, without limitation, the risks described in the Company’s Form 8-K filed May 11, 2006;

•	Risks associated with the acquisition of its P&H operations and customers, including, without limitation, the risks described in the Company’s Form 8-K filed September 1, 2006;

•	Risks associated with new accounting standards, or revised interpretations or guidance regarding existing standards; and

•	Risks associated with the assessment and maintenance of internal controls over the Company’s financial reporting.

Backlog Estimates

The Company’s 12-month and 60-month backlog estimates are based on the Company’s judgment about future events which, as described above, involve a number of risks and uncertainties. The Company estimates backlog using the methodology described in the Company’s Form 10-Q filed on May 10, 2006 in the section entitled “Backlog” under Item 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — and on the Company’s website at www.tsainc.com.

FINANCIAL HIGHLIGHTS TO FOLLOW

TRANSACTION SYSTEMS ARCHITECTS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2006	September 30, 2005
ASSETS

Current assets:
Cash and cash equivalents	$110,148	$83,693
Marketable securities	—	72,819
Billed receivables, net	72,927	63,530
Accrued receivables	14,429	5,535
Recoverable income taxes	—	3,474
Deferred income taxes, net	8,412	2,552
Other	19,140	13,009

Total current assets	225,056	244,612

Property and equipment, net	14,306	9,089
Software, net	34,294	4,930
Goodwill	190,585	66,169
Other intangible assets, net	42,435	13,573
Deferred income taxes, net	14,261	21,884
Other	11,580	3,123

Total assets	$532,517	$363,380

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of debt - financing agreements	$—	$2,165
Accounts payable	15,232	9,521
Accrued employee compensation	30,145	19,296
Deferred revenue	77,560	81,374
Current portion of capital lease obligations	3,102	—
Income taxes payable	9,262	—
Accrued settlement for class action litigation	8,450	—
Accrued and other liabilities	20,221	11,662

Total current liabilities	163,972	124,018

Debt - financing agreements		154
Deferred revenue	21,667	20,450
Note payable under credit facility	75,000	—
Other	4,516	1,640

Total liabilities	265,155	146,262

Stockholders’ equity:
Common stock	204	202
Treasury stock, at cost	(94,313)	(68,596)
Additional paid-in capital	293,928	274,344
Retained earnings (accumulated deficit)	76,133	20,329
Accumulated other comprehensive loss, net	(8,590)	(9,161)

Total stockholders’ equity	267,362	217,118

Total liabilities and stockholders’ equity	$532,517	$363,380

TRANSACTION SYSTEMS ARCHITECTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
Revenues:
Software license fees	$42,695	$40,007	$175,772	$168,422
Maintenance fees	27,714	23,834	103,768	93,501
Services	18,062	15,161	68,604	51,314

Total revenues	88,471	79,002	348,144	313,237

Expenses:
Cost of software license fees	8,692	6,450	31,027	24,648
Cost of maintenance and services	20,245	18,411	79,577	60,336
Research and development	10,934	9,620	40,856	39,686
Selling and marketing	18,188	18,216	66,625	65,600
General and administrative	18,507	15,164	66,917	58,512
Settlement of class action litigation	8,450	—	8,450	—

Total expenses	85,016	67,861	293,452	248,782

Operating income	3,455	11,141	54,692	64,455

Other income (expense):
Interest income	1,672	1,116	7,825	3,843
Interest expense	(59)	(103)	(185)	(510)
Other, net	(305)	(236)	(543)	(1,681)

Total other income (expense)	1,308	777	7,097	1,652

Income before income taxes	4,763	11,918	61,789	66,107
Income tax provision	(2,443)	(2,783)	(5,985)	(22,861)

Net income	$2,320	$9,135	$55,804	$43,246

Earnings per share information:
Weighted average shares outstanding:
Basic	37,454	37,256	37,369	37,682

Diluted	38,309	38,174	38,226	38,501

Earnings per share:
Basic	$0.06	$0.25	$1.49	$1.15

Diluted	$0.06	$0.24	$1.46	$1.12

TRANSACTION SYSTEMS ARCHITECTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	Twelve Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$55,804	$43,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,984	3,832
Amortization	4,378	1,348
Deferred income taxes	(8,890)	(1,358)
Share-based compensation expense	6,257	—
Tax benefit of stock options exercised	1,288	4,299
Changes in operating assets and liabilities:
Billed and accrued receivables, net	(8,038)	(9,751)
Other current assets	(189)	(3,289)
Other assets	(5,035)	(1,073)
Accounts payable	(1,797)	1,792
Accrued employee compensation	(2,362)	4,372
Accrued liabilities	143	(375)
Accrued settlement for class action litigation	8,450	—
Current income taxes	15,429	8,050
Deferred revenue	(7,411)	1,502
Other current and noncurrent liabilities	150	556

Net cash provided by operating activities	62,161	53,151

Cash flows from investing activities:
Purchases of property and equipment	(4,074)	(3,832)
Purchases of software	(3,060)	(1,573)
Purchases of marketable securities	(50,939)	(85,301)
Sales of marketable securities	123,763	47,864
Acquisitions of businesses, net of cash acquired	(150,125)	(36,568)

Net cash used in investing activities	(84,435)	(79,410)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,259	1,007
Proceeds from exercises of stock options	11,754	14,120
Excess tax benefit of stock options exercised	2,409	—
Purchases of common stock	(39,676)	(33,014)
Borrowings under revolving credit facility	75,000	—
Payments on debt - financing arrangements	(3,741)	(7,264)
Payment for debt issuance costs	(1,680)	—
Other	5	395

Net cash used in financing activities	45,330	(24,756)

Effect of exchange rate fluctuations on cash	3,399	510

Net increase (decrease) in cash and cash equivalents	26,455	(50,505)
Cash and cash equivalents, beginning of period	83,693	134,198

Cash and cash equivalents, end of period	$110,148	$83,693

-end-